Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT
This First Amendment to Asset Purchase and Sale Agreement (this “Amendment”), dated as of August 10, 2020, is entered into by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and TerSera Therapeutics LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).
R E C I T A L S:
A.  Buyer and Seller are parties to the Asset Purchase and Sale Agreement, dated as of July 29, 2020 (the “Agreement”).
B. Pursuant to Section 8.9 of the Agreement, the Agreement may be amended if such amendment is in writing and signed by Buyer and Seller.
C. The Buyer and Seller hereby agree to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises, agreements and covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Amendments.
(a) Section 1.3(a) shall be amended and restated in its entirety to read as follows:
“(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, or, if agreed by the Parties, remotely, via electronic exchange of documents, on the date which is the second (2nd) Business Day following the day on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have first been satisfied or waived (excluding the delivery of any documents to be delivered at the Closing by either of the Parties and other than the satisfaction of those conditions that by their terms are to be satisfied at the Closing), or at such other time or on such other date or at such other place as Buyer and Seller may mutually agree upon in writing; provided that, in no event shall the Closing occur prior to August 31, 2020 without Buyer’s written consent (it being understood in each case, that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) (the day on which the Closing takes place being the “Closing Date”)). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Wilmington, Delaware or Houston, Texas are permitted or required by Law to remain closed.”
2. Conflict. In the event of any conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall prevail. Otherwise, the terms of the Agreement shall remain in full force and effect.
3. Governing Law. This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.
4. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that each party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.
5. Ratification of Binding Provisions. All other sections, paragraphs, provisions, and clauses in the Agreement not expressly modified by this Amendment shall remain in full force and effect as originally written.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first set forth above.
LEXICON PHARMACEUTICALS, INC.

By:
Name:
Title:

TERSERA THERAPEUTICS LLC

By:
Name:
Title:

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